Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 4, 2010
No. 1263

Coherent, Inc. Reports Fourth Fiscal Quarter Results

Including Record Bookings and Backlog

SANTA CLARA, CA, November 4, 2010 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter ended October 2, 2010.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Oct. 2,	July 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2010	2010	2009	2010	2009
GAAP Results (in millions except per share data)
Bookings	$192.5	$180.6	$133.4	$696.0	$419.2
Net sales	$166.4	$166.7	$107.6	$605.1	$435.9
Net income (loss)	$9.9	$14.4	$(4.5)	$36.9	$(35.3)
Diluted EPS	$0.39	$0.57	$(0.18)	$1.47	$(1.45)

Non-GAAP Results (in millions except per share data)
Net income (loss)	$14.9	$16.8	$(0.9)	$48.1	$5.8
Diluted EPS	$0.59	$0.66	$(0.04)	$1.92	$0.24

FOURTH FISCAL QUARTER DETAILS

“Momentum continues to build in our business as evidenced by another round of record-setting orders.  Demand was led by flat panel display applications for LCD annealing systems and light guide panel manufacturing used in LED-based displays.  We also had a very strong quarter within our scientific business with record orders for Chameleon™ lasers used in biological imaging and for amplifiers favored in basic research,” said John Ambroseo, Coherent’s President and CEO.  “While our fourth fiscal quarter results were negatively impacted by two vendor component issues that are now behind us, we believe the current momentum will be sustained into fiscal 2011 such that the combination of our record backlog and future order stream should support organic, year-over-year revenue growth of 15-20%,” he added.

For the fourth fiscal quarter ended October 2, 2010, Coherent announced net sales of $166.4 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $9.9 million ($0.39 per diluted share).  These results compare to net sales of $107.6 million and net loss of $4.5 million, or $0.18 per share, for the fourth quarter of fiscal 2009.  Non-GAAP net income for the fourth quarter of fiscal 2010 was $14.9 million, or $0.59 per diluted share, and non-GAAP net loss for the fourth quarter of fiscal 2009 was $0.9 million, or $0.04 per share. Please see the reconciliation of GAAP to non-GAAP results included at the end of our release.

Net sales for the third quarter of fiscal 2010 were $166.7 million and net income, on a GAAP basis, was $14.4 million ($0.57 per diluted share).  Non-GAAP net income for the third quarter of fiscal 2010 was $16.8 million, or $0.66 per diluted share.

Bookings received during the three months ended October 2, 2010 of $192.5 million increased 44.3% from $133.4 million in the same prior year period and increased by 6.6% compared to bookings of $180.6 million in the immediately preceding quarter.  The book-to-bill ratio was 1.16, resulting in backlog of $262.0 million at October 2, 2010 compared to a backlog of $230.2 million at July 3, 2010 and a backlog of $164.3 million at October 3, 2009.

For the fiscal year ended October 2, 2010, Coherent posted net sales of $605.1 million and net profit of $36.9 million ($1.47 per diluted share) on a GAAP basis compared to the prior year sales of $435.9 million and a net loss on a GAAP basis of $35.3 million ($1.45 per share).  Bookings received for the fiscal year ended October 2, 2010 were $696.0 million, compared to $419.2 million in bookings received during fiscal 2009.

Coherent ended the quarter with cash and short term investments of $262.8 million, an increase of $8.8 million from cash and short term investments of $254.0 million at July 3, 2010.   For the quarter ended October 2, 2010, we repurchased and retired 718,919 shares of outstanding common stock for a total of $26.6 million, excluding expenses.  For the fiscal year ended October 2, 2010, we repurchased and retired 1,195,829 shares of outstanding common stock for a total of $43.3 million, excluding expenses.

“As part of our strategy to increase our market share and customer support in Asia as well as our continuing efforts to manage costs, we have entered into a definitive agreement to acquire the business assets of privately-held Hypertronics in an all cash transaction.  A designer and manufacturer of laser-based tools for flat panel, storage, semiconductor and biomedical applications, Hypertronics has an engineering and integration center in Singapore and a low cost manufacturing hub in Penang, Malaysia.  These operations will serve as a nucleus for laser manufacturing and repair in Asia, thereby enhancing our industry leading service support.  We intend to also increase our global sourcing initiative through the establishment of an international procurement office,”  Ambroseo said.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2010	2010	2009	2010	2009

Net sales	$166,398	$166,697	$107,593	$605,067	$435,882
Cost of sales (A) (B) (E)	96,579	92,350	70,093	344,256	274,772
Gross profit	69,819	74,347	37,500	260,811	161,110
Operating expenses:
Research & development (A) (B) (E)	19,192	18,264	15,500	72,354	61,417
Selling, general & administrative (A) (B) (C) (E)	32,848	31,584	27,285	123,575	108,098
Impairment of goodwill(D)	—	—	—	—	19,286
Intangibles amortization	2,044	2,041	1,722	8,002	7,466
Total operating expenses	54,084	51,889	44,507	203,931	196,267
Income (loss) from operations	15,735	22,458	(7,007)	56,880	(35,157)
Other income (expense), net(E)	(1,000)	(185)	1,803	1,099	(698)
Income (loss) before income taxes	14,735	22,273	(5,204)	57,979	(35,855)
Provision for (benefit from) income taxes(F)	4,882	7,869	(709)	21,063	(536)
Net income (loss)	$9,853	$14,404	$(4,495)	$36,916	$(35,319)

Net income (loss) per share:
Basic	$0.40	$0.58	$(0.18)	$1.49	$(1.45)
Diluted	$0.39	$0.57	$(0.18)	$1.47	$(1.45)

Shares used in computation:
Basic	24,677	25,022	24,390	24,718	24,281
Diluted	25,240	25,438	24,390	25,091	24,281

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

	Three Months Ended			Year Ended
Stock-related compensation	Oct. 2,	July 3,	Oct.3,	Oct. 2,	Oct. 3,
expense	2010	2010	2009	2010	2009
Cost of sales	$241	$233	$93	$949	$753
Research & development	311	309	250	1,174	933
Selling, general & administrative	1,500	1,650	940	6,333	5,199
Impact on income (loss) from operations	$2,052	$2,192	$1,283	$8,456	$6,885

For the quarters ended October 2, 2010, July 3, 2010, and October 3, 2009, the impact on net income (loss), net of tax was $1,864 ($0.07 per diluted share), $1,590 ($0.06 per diluted share) and $1,308 ($0.05 per share), respectively. For the fiscal years ended October 2, 2010 and October 3, 2009, the impact on net income (loss), net of tax was $6,846($0.27 per diluted share) and $5,801 ($0.24 per share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

	Three Months Ended			Year Ended
	Oct. 2,	July 3,	Oct.3,	Oct. 2,	Oct. 3,
Restructuring costs	2010	2010	2009	2010	2009
Cost of sales	$3,453	$549	$743	$5,018	$9,539
Research & development	282	135	519	994	2,608
Selling, general & administrative	861	526	412	2,590	3,522
Impact on income (loss) from operations	$4,596	$1,210	$1,674	$8,602	$15,669

For the quarters ended October 2, 2010, July 3, 2010 and October 3, 2009, the impact on net income (loss), net of tax was $3,209 ($0.13 per diluted share), $786 ($0.03 per diluted share) and $1,054 ($0.04 per share), respectively. For the fiscal years ended October 2, 2010 and October 3, 2009, the impact on net income (loss), net of tax was $5,786 ($0.23 per diluted share) and  $11,484 ($0.47 per share), respectively.

(C)  The quarter ended October 3, 2009 includes $192 ($121 net of tax ($0.00 per share)) of costs related to litigation resulting from our internal stock option investigation. The fiscal year ended October 2, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.  The fiscal year ended October 3, 2009 includes $1,140 ($820 net of tax ($0.03 per share)) of costs related to litigation resulting from our internal stock option investigation.

(D)  The fiscal year ended October 3, 2009 includes a $19,286 ($0.79 per diluted share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E)   Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended			Year Ended
Deferred compensation	Oct. 2,	July 3,	Oct.3,	Oct. 2,	Oct. 3,
expense (benefit)	2010	2010	2009	2010	2009
Cost of sales	$—	$(1)	$43	$34	$(98)
Research & development	15	7	182	183	(593)
Selling, general & administrative	68	(38)	1,476	1,349	(2,877)
Impact on income (loss) from operations	$83	$(32)	$1,701	$1,566	$(3,568)

For the quarters ended October 2, 2010, July 3, 2010 and October 3, 2009, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $74, expense of $341 and income of $1,435, respectively. For the fiscal years ended October 2, 2010 and October 3, 2009, the impact on other income (expense) net was income of $745 and expense of $4,326, respectively.

(F)   The quarter ended October 3, 2009 includes a $1,111 ($0.05 per share) increase in valuation allowances against deferred tax assets.  The fiscal year ended October 3, 2009 includes a tax charge of $2,666 ($0.11 per share) resulting from a recently enacted change in state tax law and a $1,111 ($0.05 per share) increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	October 2, 2010	October 3, 2009
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$262,771	$243,635
Restricted cash	625	—
Accounts receivable, net	110,211	74,235
Inventories	113,858	97,767
Prepaid expenses and other assets	55,052	67,133
Total current assets	542,517	482,770
Property and equipment, net	90,339	98,792
Other assets	170,248	172,042
Total assets	$803,104	$753,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$18	$9
Accounts payable	39,737	21,639
Other current liabilities	92,165	64,694
Total current liabilities	131,920	86,342
Other long-term liabilities	79,721	91,691
Total stockholders’ equity	591,463	575,571
Total liabilities and stockholders’ equity	$803,104	$753,604

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	October 2, 2010	July 3, 2010	October 3, 2009	October 2, 2010	October 3, 2009
GAAP net income (loss)	$9,853	$14,404	$(4,495)	$36,916	$(35,319)
Stock-related compensation expense	1,864	1,590	1,308	6,846	5,801
Restructuring costs	3,209	786	1,054	5,786	11,484
Stock option investigation and litigation expense (benefit)	—	—	121	(1,438)	820
Impairment of goodwill	—	—	—	—	19,286
One-time tax expense	—	—	1,111	—	3,777
Non-GAAP net income (loss)	$14,926	$16,780	$(901)	$48,110	$5,849

Non-GAAP net income (loss) per diluted share	$0.59	$0.66	$(0.04)	$1.92	$0.24

Note: Pro forma EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock compensation expenses, restructuring and acquisition charges and certain other non-operating income and expense items.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to year over year revenue growth and our global sourcing initiative. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, level of government spending and continued purchases of our existing and new products and services, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to successfully integrate the acquired business assets and to expand our operations in Singapore and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 •Telephone (408) 764-4000